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                         Vanguard(R) Global Equity Fund
              SUPPLEMENT TO THE PROSPECTUS DATED FEBRUARY 20, 2004

IMPORTANT CHANGE TO VANGUARD GLOBAL EQUITY FUND

FUND TEMPORARILY CLOSED TO NEW ACCOUNTS
Effective as of the close of business on December 4, 2003, Vanguard Global Equity Fund will no longer accept new accounts. During the closed period, current shareholders will be permitted to continue investing in existing accounts. Current shareholders may also continue to redeem Fund shares online, by telephone, or by mail.

Participants in certain qualified retirement plans may continue to invest in accordance with the terms of their plans.

There is no specific time frame for when the Fund will reopen.



Vanguard Global Equity Fund may modify these policies at any time without advance notice to shareholders. Please call Vanguard's Investor Information Department at 1-800-662-7447 for more detailed information about the Fund's transaction policies.





(C)2004 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                       PSA129 022004